Exhibit 99.3

Exelon Corporation
Ratio of Earnings to Fixed Charges
(amounts in millions of dollars)

						Three Months
	Years Ended December 31,					Ended
	2000	2001	2002	2003	2004	March 31, 2005
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	966	2,391	2,693	1,286	2,577	734

Plus: Amortization of capitalized interest (a)	—	—	—	—	—	—
(Income) or loss from equity investees	42	(65)	(86)	(33)	154	36

Less: Capitalized interest	(6)	(25)	(30)	(24)	(12)	(4)
Preference security dividend requirements of consolidated subsidiaries	(16)	(17)	(13)	(7)	(4)	(1)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	986	2,284	2,564	1,222	2,715	765

Fixed charges:

Interest expensed and capitalized, amortization of debt discount and premium on all indebtness	610	1,124	986	896	917	200
Interest component of rental expense	11	23	27	17	17	5
Distributions on mandatorily redeemable preferred securities	14	39	37	37	38	9
Preference security dividend requirements of consolidated subsidiaries	16	17	13	7	4	1

Total fixed charges	651	1,203	1,063	957	976	215

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	1,637	3,487	3,627	2,179	3,691	980

Ratio of earnings to fixed charges	2.5	2.9	3.4	2.3	3.8	4.6

(a)	Not included pursuant to Section 503(d)1(C) of Regulation S-K.